Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement and related Prospectus of Allied Nevada Gold Corp. for the registration of common stock, preferred stock, warrants and debt securities, and to the incorporation by reference therein of our report dated February 25, 2013, with respect to the consolidated financial statements of Allied Nevada Gold Corp. and the effectiveness of internal control over financial reporting of Allied Nevada Gold Corp. included in its Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ EKS&H LLLP

Denver, Colorado

May 2, 2013